[Logo of DIAMETRICS MEDICAL]

Contacts:
Diametrics Medical, Inc.	EXHIBIT 99.1
David Kaysen, CEO/Glen Winchell, CFO
(651) 639-8035

FOR IMMEDIATE RELEASE

DIAMETRICS MEDICAL ANNOUNCES ADJOURNMENT OF SPECIAL MEETING

Additional Shareholder Votes Required to Approve Sale of Intermittent Testing Business

To International Technidyne Corporation

St. Paul, Minnesota – Diametrics Medical, Inc. (OTCBB: DMED) today announced that the special meeting of shareholders called to approve the sale and transfer of substantially all of the assets of its intermittent testing business to International Technidyne Corporation (ITC), a wholly owned subsidiary of Thoratec Corporation (NASDAQNM: THOR), has been adjourned. The special meeting has been adjourned until Friday, September 19, 2003 at the offices of Diametrics, 2658 Patton Road, Roseville, Minnesota at 3:00 p.m. Minneapolis time.

The meeting was adjourned because an insufficient number of shareholders were present or represented at the meeting in order to establish a quorum. The holders of a majority of the issued and outstanding shares of Diametrics constitutes a quorum for the transaction of business at the special meeting. The approval of the asset sale requires a vote of a majority of the issued and outstanding shares of Diametrics.

“Of the votes we have received, an overwhelming majority are in favor of the transaction,” said David Kaysen, President and CEO of Diametrics. “We are encouraging everyone to vote as soon as possible by signing and mailing their proxy cards as provided in their proxy materials. If shareholders have not yet received or have misplaced their proxy, they should call their broker or their broker’s proxy department to request the necessary documents or, if they own shares directly in their name, contact Diametrics.”

Proxy materials in connection with the special meeting were first mailed on Monday, August 25, 2003 to shareholders of record of Diametrics as of August 1, 2003.

The assets sale described in the proxy materials remain subject to approval by shareholders of Diametrics, as well as to other customary closing conditions. If Diametrics shareholders approve the sale of assets to ITC at the adjourned meeting, it is expected that the transactions with ITC will close as soon as practicable thereafter. Shareholders who have already given a proxy may revoke it at anytime in accordance with the instructions contained in the proxy materials delivered to shareholders.

Diametrics Medical is a leader in critical care technology. The Company’s products improve the quality of healthcare delivery by providing immediate, accurate and cost effective blood and tissue diagnostic information. Primary products include the IRMA SL blood analysis system; the TrendCare continuous blood gas monitoring system, including Paratrend and Neotrend for use with adult, pediatric and neonatal patients; the Neurotrend cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the company’s Web site, www.diametrics.com.

Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

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